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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 333-128658-04

                        Nelnet Student Loan Trust 2007-1
--------------------------------------------------------------------------------
                                 Issuing Entity
--------------------------------------------------------------------------------
           (Exact name of issuing entity as specified in its charter)

                        Nelnet Student Loan Funding, LLC
--------------------------------------------------------------------------------
                                    Depositor
              (Exact name of depositor as specified in its charter)

       121 South 13th Street, Suite 201, Lincoln, NE 68508, (402) 458-2370
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of depositor's principal executive offices)

                    Series 2007-1 Class A-1 LIBOR Rate Notes
                    Series 2007-1 Class A-2 LIBOR Rate Notes
                    Series 2007-1 Class A-3 LIBOR Rate Notes
                    Series 2007-1 Class A-4 LIBOR Rate Notes
                    Series 2007-1 Class B-1 LIBOR Rate Notes
                    Series 2007-1 Class B-2 Auction Rate Notes

--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]            Rule 12h-3(b)(l)(i)    [ ]
          Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(l)(ii)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii)   [ ]
                                               Rule 15d-6             |X|

     Approximate number of holders of record as of the certification or notice date: 24.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Nelnet Student Loan Funding, LLC, as depositor, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 22, 2008

                                  NELNET STUDENT LOAN FUNDING, LLC, as depositor
                                  By:  Nelnet Student Loan Funding Management
                                  Corporation, as Manager and Special Member

                                  By:  /S/ JEFFREY R. NOORDHOEK
                                    --------------------------------------------
                                           Jeffrey R. Noordhoek, Vice President